Colfax Corporation Announces Fourth Quarter and Full Year 2021 Results

•Strong operating performance supported $0.06 EPS from continuing operations and $0.59 of adjusted EPS
•Achieved a strong quarter of cash flow, contributing to full year operating cash flow of $356 million and free cash flow of $277 million
•Positioned for separation into two independent public companies near the end of the first quarter 2022 with strong growth outlooks for both businesses

WILMINGTON, DE, February 22, 2022 (GLOBE NEWSWIRE) -- Colfax Corporation (NYSE: CFX), a leading diversified technology company, today announced its financial results for the fourth quarter and fiscal year 2021 and provided additional updates.

The Company reported fourth quarter net income from continuing operations of $10 million, or $0.06 per share, compared to $41 million, or $0.29 per share, in the prior year period. Adjusted earnings of $0.59 per share rose 16% from $0.51 in the prior year period. The Company also reported full year net income from continuing operations of $94 million, or $0.60 per share, and adjusted earnings of $2.14. Adjustments to US GAAP results are included in this release.

In the fourth quarter, sales of $1,023 million increased 24%, or 16% on an organic sales-per-day basis versus the prior year period. The Company earned operating income of $55 million, compared to $58 million in the prior year quarter. Fourth quarter adjusted EBITA of $136 million increased 21% compared to $113 million in the prior year quarter, and adjusted EBITA margins decreased 30 basis points to 13.3%. Excluding recent acquisitions, adjusted EBITA margins were approximately 20 basis points higher. Colfax generated operating cash flow of $96 million in the quarter and $356 million for the full year. Full year free cash flow, when excluding outflows related to the intended separation of Colfax into two independent public companies, was $277 million.

Medical Technology segment sales of $399 million in the quarter increased 29% compared to the prior period, and 10% on an organic sales-per-day basis. Fabrication Technology segment (ESAB) fourth quarter sales of $624 million increased 20% compared to the prior year period, and 20% on an organic sales-per-day basis.

“We delivered a strong quarter and year of financial results with both businesses continuing to outperform their respective markets,” said Matt Trerotola, Colfax President and CEO. “ESAB effectively executed in a period of inflationary and supply chain pressures to deliver solid growth and operating margin expansion. Our MedTech business drove double-digit organic growth versus 2020, and we delivered organic growth versus 2019 despite on-going pandemic challenges. As we exit this pivotal year and approach our separation date, I am confident that both businesses are operationally and strategically well-positioned to accelerate growth and create long-term shareholder value.”

Separation Update

The Company reported that it has completed most steps in preparation for the tax-free spin-off of its ESAB business to Colfax shareholders near the end of the first quarter, subject to obtaining final approval from the Board of Directors and market, regulatory and other customary conditions. Colfax intends to distribute 90% of the outstanding shares in ESAB to Colfax shareholders on a pro rata basis in a distribution intended to be tax-free to Colfax. The Company plans to divest its 10% retained shares in ESAB within 12 months after the spin-off in a tax-efficient exchange for its outstanding debt. Details on the transaction are included in ESAB’s Form 10 registration statement, which will be publicly filed today with the Securities and Exchange Commission. Colfax also announced that it intends to launch ESAB with net debt equal to approximately 2.75 times its trailing twelve-month pro forma EBITDA, or approximately $1.2 billion.

“Upon separation, both of these leading businesses will have the financial flexibility to achieve their long-term strategic goals of accelerating growth, expanding margins and generating cash flow to create long-term shareholder value”, said Mr. Trerotola.

The determination of the respective boards of directors is nearly complete for both ESAB and Colfax, which will be renamed Enovis at the time of separation. The boards will include existing Colfax directors and new directors with skills and perspectives that are relevant to each company. Mitch Rales, current Colfax Chairman, is expected to serve as Chairman of both business’ boards.

2022 Financial Outlook

Colfax reported that it expects strong sales and profit growth in 2022 for both of its businesses with typical seasonal patterns and improving business conditions as the year progresses. Enovis is projecting sales to grow 10-14% in 2022, including 6-9% from organic growth, and to generate segment-level adjusted EBITDA of $280-$300 million. ESAB is expecting 7-10% organic sales growth in 2022 with segment-level adjusted EBITDA of $455-$475 million. Segment-level adjusted EBITDA excludes future corporate costs.

Investor Calls Scheduled for Monday, March 14, 2022

In anticipation of the separation of Colfax being completed near the end of the first quarter of 2022, Enovis and ESAB each announced investor calls scheduled for Monday, March 14, 2022 to discuss their respective strategies for value creation including 2022 forecasted performance. ESAB CEO Shyam Kambeyanda and his team will present from 9:00 a.m. to 10:30 a.m. Eastern time, followed by a thirty-minute break and then a presentation by Enovis CEO Matt Trerotola and his team from 11:00 a.m. to approximately 1:00 p.m. Eastern time. For more information, please visit the Investor Relations section of our website https://ir.colfaxcorp.com/events-presentations.

Conference Call and Webcast

The Company will hold a conference call to discuss its fourth quarter and fiscal year 2021 results beginning at 8:00 a.m. Eastern on Tuesday, February 22, which will be open to the public by calling +1-877-303-7908 (U.S. callers) and +1-678-373-0875 (International callers) and referencing the conference ID number 7466839 and through webcast via Colfax’s website www.colfaxcorp.com under the “Investors” section. Access to a supplemental slide presentation can also be found at the Colfax website under the same heading. Both the audio of this call and the slide presentation will be archived on the website later today and will be available until the next quarterly call.

About Colfax Corporation

Colfax Corporation (NYSE: CFX) is a leading diversified technology company that provides orthopedic and fabrication technology products and services to customers around the world, principally under the DJO and ESAB brands. The Company uses its Colfax Business System, a comprehensive set of tools and processes, to create superior value for customers, stockholders and associates. In March of 2021, Colfax announced its intention to separate into two independent and public companies, which is targeted to be completed near the end of the first quarter of 2022, to accelerate strategic momentum and unlock additional value creation potential. Enovis Corporation will focus on medical technologies and ESAB Corporation will focus on fabrication technologies. For more information about Colfax and our separation activities, please visit www.colfaxcorp.com.

Non-GAAP Financial Measures and Other Adjustments

Colfax has provided in this press release financial information that has not been prepared in accordance with accounting principles generally accepted in the United States of America (“non-GAAP”). These non-GAAP financial measures may include one or more of the following: adjusted net income from continuing operations, adjusted net income margin from continuing operations, adjusted net income per diluted share from continuing operations, adjusted EBITA (earnings before interest, taxes and amortization), adjusted EBITDA (adjusted EBITA plus depreciation and other amortization), adjusted EBITA margin, organic sales growth, and free cash flow. Colfax also provides adjusted EBITA and adjusted EBITA margin on a segment basis.

Adjusted net income from continuing operations represents net income (loss) from continuing operations excluding restructuring and other related charges, European Union Medical Device Regulation (“MDR”) and other costs, pension settlement gain, debt extinguishment charges, acquisition-related amortization and other non-cash charges, and strategic transaction costs. Adjusted net income includes the tax effect of adjusted pre-tax income at applicable tax rates and other tax adjustments. Colfax also presents adjusted net income margin from continuing operations, which is subject to the same adjustments as adjusted net income from continuing operations.

Adjusted net income per diluted share from continuing operations represents adjusted net income from continuing operations divided by the number of adjusted diluted weighted average shares. Both GAAP and non-GAAP diluted net income per share data are computed based on weighted average shares outstanding and, if there is net income from continuing operations (rather than net loss) during the period, the dilutive impact of share equivalents outstanding during the period. Diluted weighted average shares outstanding and adjusted diluted weighted average shares outstanding are calculated on the same basis except for the net income or loss figure used in determining whether to include such dilutive impact.

Adjusted EBITA represents net income (loss) from continuing operations excluding restructuring and other related charges, MDR and other costs, acquisition-related amortization and other non-cash charges, and strategic transaction costs, as well as income tax expense (benefit) and interest expense, net. Colfax presents adjusted EBITA margin, which is subject to the same adjustments as adjusted EBITA. Further, Colfax presents adjusted EBITA (and adjusted EBITA margin) on a segment basis, which excludes the impact of strategic transaction costs and acquisition-related amortization and other non-cash charges from segment operating income.

Organic sales growth (decline) excludes the impact of acquisitions and foreign exchange rate fluctuations.

Organic sales-per-day growth (decline) represents Organic sales growth (decline) adjusted for additional or fewer selling days calculated based on the global average selling days particular to each segment.

Free cash flow represents cash flow from operating activities excluding cash outflows related to the planned separation, less purchases of property, plant and equipment net proceeds from sale of certain properties.

These non-GAAP financial measures assist Colfax management in comparing its operating performance over time because certain items may obscure underlying business trends and make comparisons of long-term performance difficult, as they are of a nature and/or size that occur with inconsistent frequency or relate to discrete restructuring plans that are fundamentally different from the ongoing productivity improvements of the Company. Colfax management also believes that presenting these measures allows investors to view its performance using the same measures that the Company uses in evaluating its financial and business performance and trends.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of non-GAAP financial measures presented above to GAAP results has been provided in the financial tables included in this press release.

CAUTIONARY NOTE CONCERNING FORWARD LOOKING STATEMENTS

This press release includes forward-looking statements, including forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning Colfax’s plans, objectives, outlook, expectations and intentions, including the intended separation of Colfax’s fabrication technology and specialty medical technology businesses (the “Separation”), and the timing, method and anticipated benefits of the Separation, and other statements that are not historical or current fact. Forward-looking statements are based on Colfax’s current expectations and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. Factors that could cause Colfax’s results to differ materially from current expectations include, but are not limited to, risks related to the impact of the COVID-19 global pandemic, including the rise, prevalence and severity of variants of the virus, actions by governments, businesses and individuals in response to the situation, such as the scope and duration of the outbreak, the nature and effectiveness of government actions and restrictive measures implemented in response, material delays and cancellations of medical procedures, supply chain disruptions, the impact on creditworthiness and financial viability of customers; risks relating to the Separation, including the final approval of the Separation by Colfax’s board of directors, the uncertainty of obtaining regulatory approvals, and a favorable tax opinion, Colfax’s ability to satisfactorily complete steps necessary for the Separation and related transactions to be generally tax-free for U.S. federal income tax purposes, the ability to satisfy the necessary conditions to complete the Separation on a timely basis, or at all, the ability to realize the anticipated benefits of the Separation, developments related to the impact of the COVID-19 pandemic on the Separation, and the financial and operating performance of each company following the Separation; other impacts on Colfax’s business and ability to execute business continuity plans; and the other factors detailed in Colfax’s reports filed with the U.S. Securities and Exchange Commission (the “SEC”), including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q under the caption “Risk Factors,” as well as the other risks discussed in Colfax’s filings with the SEC. In addition, these statements are based on assumptions that are subject to change. This press release speaks only as of the date hereof. Colfax disclaims any duty to update the information herein.

The term “Colfax” in reference to the activities described in this press release may mean one or more of Colfax’s global operating subsidiaries and/or their internal business divisions and does not necessarily indicate activities engaged in by Colfax Corporation.

Contact:

Mike Macek
Vice President, Finance
Colfax Corporation
+1-302-252-9129
investorrelations@colfaxcorp.com

Colfax Corporation
Consolidated Statements of Operations
Dollars in thousands, except per share data
(Unaudited)

	Three Months Ended		Year Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020

Net sales	$1,023,273	$828,122	$3,854,303	$3,070,769
Cost of sales	604,547	473,437	2,240,645	1,782,664
Gross profit	418,726	354,685	1,613,658	1,288,105
Selling, general and administrative expense	351,665	281,417	1,329,376	1,087,401
Restructuring and other related charges	11,656	14,824	27,639	38,413
Operating income	55,405	58,444	256,643	162,291
Pension settlement gain	—	—	(11,208)	—
Interest expense, net	15,588	25,615	72,593	104,262
Debt extinguishment charges	—	—	29,870	—
Income from continuing operations before income taxes	39,817	32,829	165,388	58,029
Income tax expense (benefit)	28,274	(8,691)	66,695	(6,053)
Net income from continuing operations	11,543	41,520	98,693	64,082
Loss from discontinued operations, net of taxes	(12,064)	(7,405)	(22,415)	(18,311)
Net income	(521)	34,115	76,278	45,771
Less: income attributable to noncontrolling interest, net of taxes	1,386	903	4,621	3,146
Net income (loss) attributable to Colfax Corporation	$(1,907)	$33,212	$71,657	$42,625
Net income (loss) per share - basic
Continuing operations	$0.06	$0.30	$0.61	$0.45
Discontinued operations	$(0.07)	$(0.05)	$(0.15)	$(0.13)
Consolidated operations	$(0.01)	$0.24	$0.47	$0.31
Net income (loss) per share - diluted
Continuing operations	$0.06	$0.29	$0.60	$0.44
Discontinued operations	$(0.07)	$(0.05)	$(0.15)	$(0.13)
Consolidated operations	$(0.01)	$0.24	$0.46	$0.31

Colfax Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures
Dollars in millions, except per share data
(Unaudited)

	Three Months Ended		Year Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Adjusted Net Income and Adjusted Net Income Per Share
Net income from continuing operations attributable to Colfax Corporation (1) (GAAP)	$10.2	$40.6	$94.1	$60.9
Restructuring and other related charges - pretax (2)	16.9	16.5	32.9	45.0
MDR and other costs - pretax (3)	2.4	2.4	7.9	6.9
Debt extinguishment charges - pretax	—	—	29.9	—
Acquisition-related amortization and other non-cash charges - pretax (4)	44.8	35.8	163.6	143.9
Strategic transaction costs - pretax (5)	16.7	(0.4)	44.0	2.8
Pension settlement gain - pretax	—	—	(11.2)	—
Tax adjustment (6)	5.1	(24.4)	(28.9)	(65.8)
Adjusted net income from continuing operations (non-GAAP)	$96.0	$70.6	$332.3	$193.8
Adjusted net income margin from continuing operations	9.4%	8.5%	8.6%	6.3%
Weighted-average shares outstanding - diluted (in millions)	163.5	138.4	155.5	138.9

Adjusted net income per share - diluted from continuing operations (non-GAAP)	$0.59	$0.51	$2.14	$1.40

Net income per share - diluted from continuing operations (GAAP)	$0.06	$0.29	$0.60	$0.44
__________
(1) Net income from continuing operations attributable to Colfax Corporation for the respective periods is calculated using Net income from continuing operations less the continuing operations component of the income attributable to noncontrolling interest, net of taxes, of $1.4 million and $4.6 million for the three months and year ended December 31, 2021, respectively, and $0.9 million and $3.1 million for the three months and year ended December 31, 2020, respectively.
(2) Restructuring and other related charges includes $5.2 million of expense classified as Cost of sales on our Consolidated Statements of Operations for the three months and year ended December 31, 2021, and $1.7 million and $6.6 million of expense classified as Cost of sales on our Consolidated Statements of Operations for the three months and year ended December 31, 2020, respectively.
(3) Primarily related to costs specific to compliance with medical device reporting regulations and other requirements of the European Union Medical Device Regulation of 2017. These costs are classified as Selling, general and administrative expense on our Consolidated Statements of Operations for all periods presented.
(4) Includes amortization of acquired intangibles and fair value charges on acquired inventory.
(5) For the three months and year ended December 31, 2021, Strategic transaction costs includes costs related to the proposed separation of our fabrication technology and medical technology businesses, and certain transaction and integration costs related to recent acquisitions. For the three months and year ended December 31, 2020, Strategic transaction costs includes costs incurred for the acquisition of DJO.
(6) The effective tax rates used to calculate adjusted net income and adjusted net income per share were 19.2% and 22.1% for the three months and year ended December 31, 2021 and 18.0% and 23.3% for the three months and year ended December 31, 2020, respectively.

Colfax Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures
Dollars in millions
(Unaudited)

	Three Months Ended		Year Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
	(Dollars in millions)
Net income from continuing operations (GAAP)	$11.5	$41.5	$98.7	$64.1
Income tax expense (benefit)	28.3	(8.7)	66.7	(6.1)
Pension settlement gain	—	—	(11.2)	—
Interest expense, net	15.6	25.6	72.6	104.3
Debt extinguishment charges	—	—	29.9	—
Restructuring and other related charges(1)	16.9	16.5	32.9	45.0
MDR and other costs(2)	2.4	2.4	7.9	6.9
Strategic transaction costs(3)	16.7	(0.4)	44.0	2.8
Acquisition-related amortization and other non-cash charges(4)	44.8	35.8	163.6	143.9
Adjusted EBITA (non-GAAP)	$136.1	$112.8	$505.1	$361.0
Net income margin from continuing operations (GAAP)	1.1%	5.0%	2.6%	2.1%
Adjusted EBITA margin (non-GAAP)	13.3%	13.6%	13.1%	11.8%
__________
(1) Restructuring and other related charges includes $5.2 million of expense classified as Cost of sales on our Consolidated Statements of Operations for the three months and year ended December 31, 2021, and $1.7 million and $6.6 million of expense classified as Cost of sales on our Consolidated Statements of Operations for the three months and year ended December 31, 2020, respectively.
(2) Primarily related to costs specific to compliance with medical device reporting regulations and other requirements of the European Union Medical Device Regulation of 2017. These costs are classified as Selling, general and administrative expense on our Consolidated Statements of Operations for all periods presented.
(3) For the three months and year ended December 31, 2021, Strategic transaction costs includes costs related to the Separation, and certain transaction and integration costs related to recent acquisitions. For the three months and year ended December 31, 2020, Strategic transaction costs includes costs incurred for the acquisition of DJO.
(4) Includes amortization of acquired intangibles and fair value charges on acquired inventory.

Colfax Corporation
Reconciliation of GAAP to non-GAAP Financial Measures
Change in Sales
Dollars in millions
(Unaudited)

	Net Sales
	Fabrication Technology		Medical Technology		Total Colfax
	$	Change %	$	Change %	$	Change %

For the three months ended December 31, 2020	$518.6		$309.5		$828.1
Components of Change:
Existing businesses(1)	114.1	22.0%	34.5	11.1%	148.6	17.9%
Acquisitions(2)	0.5	0.1%	57.1	18.4%	57.6	7.0%
Foreign currency translation(3)	(9.0)	(1.7)%	(2.0)	(0.6)%	(11.0)	(1.3)%
	105.6	20.4%	89.6	28.9%	195.2	23.6%
For the three months ended December 31, 2021	$624.2		$399.1		$1,023.3
(1) Excludes the impact of foreign exchange rate fluctuations and acquisitions, thus providing a measure of growth due to factors such as price and volume. Includes the favorable sales impact of approximately 2% in both the Fabrication Technology and Medical Technology segments due to additional selling days, calculated based on the global average selling days particular to each segment.
(2) Represents the incremental sales in comparison to the portion of the prior period during which we did not own the business.
(3) Represents the difference between prior year sales valued at the actual prior year foreign exchange rates and prior year sales valued at current year foreign exchange rates.

	Net Sales
	Fabrication Technology		Medical Technology		Total Colfax
	$	Change %	$	Change %	$	Change %

For the year ended December 31, 2020	$1,950.1		$1,120.7		$3,070.8
Components of Change:
Existing businesses(1)	456.6	23.4%	154.3	13.8%	610.9	19.9%
Acquisitions(2)	2.1	0.1%	139.5	12.4%	141.6	4.6%
Foreign currency translation(3)	19.3	1.0%	11.7	1.0%	31.0	1.0%
	478.0	24.5%	305.5	27.2%	783.5	25.5%
For the year ended December 31, 2021	$2,428.1		$1,426.2		$3,854.3
(1) Excludes the impact of foreign exchange rate fluctuations and acquisitions, thus providing a measure of growth due to factors such as price and volume.
(2) Represents the incremental sales in comparison to the portion of the prior period during which we did not own the business.
(3) Represents the difference between prior year sales valued at the actual prior year foreign exchange rates and prior year sales valued at current year foreign exchange rates.

Colfax Corporation
Reconciliation of GAAP to non-GAAP Financial Measures
Free Cash Flow
Dollars in millions
(Unaudited)

Year Ended
December 31, 2021

Net cash provided by operating activities (GAAP)	$356.1
Purchases of property, plant and equipment (GAAP)	(104.2)
Payments related to the Separation	22.2
Proceeds from sale of certain properties(1)	3.2
Free cash flow (non-GAAP)	$277.3
(1) Includes proceeds from the sale of certain properties related to restructuring efforts for which previous cash outlays were included in Net cash provided by operating activities.

Colfax Corporation
Consolidated Balance Sheets
Dollars in thousands, except share amounts
(Unaudited)

	December 31, 2021	December 31, 2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$719,370	$97,068
Trade receivables, less allowance for credit losses of $32,501 and $37,666	638,700	517,006
Inventories, net	776,295	564,822
Prepaid expenses	78,186	69,515
Other current assets	90,728	113,418
Total current assets	2,303,279	1,361,829
Property, plant and equipment, net	521,391	486,960
Goodwill	3,467,295	3,314,541
Intangible assets, net	1,675,462	1,663,446
Lease asset - right of use	184,429	173,942
Other assets	363,489	350,831
Total assets	$8,515,345	$7,351,549

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$8,314	$27,074
Accounts payable	504,173	330,251
Accrued liabilities	511,097	454,333
Total current liabilities	1,023,584	811,658
Long-term debt, less current portion	2,078,679	2,204,169
Non-current lease liability	145,326	139,230
Other liabilities	606,323	608,618
Total liabilities	3,853,912	3,763,675
Equity:
Common stock, $0.001 par value; 400,000,000 shares authorized; 156,249,234 and 118,496,687 shares issued and outstanding as of December 31, 2021 and December 31, 2020, respectively	156	118
Additional paid-in capital	4,544,211	3,478,008
Retained earnings	589,024	517,367
Accumulated other comprehensive loss	(516,013)	(452,106)
Total Colfax Corporation equity	4,617,378	3,543,387
Noncontrolling interest	44,055	44,487
Total equity	4,661,433	3,587,874
Total liabilities and equity	$8,515,345	$7,351,549

Colfax Corporation
Consolidated Statements of Cash Flows
Dollars in thousands
(Unaudited)

	Year Ended
	2021	2020
Cash flows from operating activities:
Net income	$76,278	$45,771
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and other impairment charges	262,919	246,229
Stock-based compensation expense	35,350	28,911
Non-cash interest expense	4,752	5,739
Debt extinguishment charges	29,870	—
Deferred income tax benefit	(22,188)	(29,218)
Gain on sale of property, plant and equipment	(2,573)	(491)
Pension settlement gain	(11,208)	—
Changes in operating assets and liabilities:
Trade receivables, net	(110,985)	42,688
Inventories, net	(129,967)	23,787
Accounts payable	178,467	(30,747)
Other operating assets and liabilities	45,384	(30,734)
Net cash provided by operating activities	356,099	301,935
Cash flows from investing activities:
Purchases of property, plant and equipment	(104,237)	(114,785)
Proceeds from sale of property, plant and equipment	7,033	9,552
Acquisitions, net of cash received, and investments	(223,272)	(69,846)
Net cash used in investing activities	(320,476)	(175,079)
Cash flows from financing activities:
Payments under term credit facility	—	(40,000)
Proceeds from borrowings on revolving credit facilities and other	991,494	860,681
Repayments of borrowings on revolving credit facilities and other	(417,526)	(938,997)
Repayments of borrowings on senior notes	(700,000)	—
Payment of debt issuance costs	—	(4,560)
Proceeds from issuance of common stock, net	745,179	3,500
Payment of debt extinguishment costs	(24,375)	—
Deferred consideration payments and other	(9,866)	(12,275)
Net cash provided by (used in) financing activities	584,906	(131,651)
Effect of foreign exchange rates on Cash and cash equivalents and Restricted Cash	(2,228)	(3,768)
Increase (decrease) in Cash and cash equivalents and Restricted cash	618,301	(8,563)
Cash and cash equivalents and Restricted Cash, beginning of period	101,069	109,632
Cash and cash equivalents and Restricted Cash, end of period	$719,370	$101,069